Exhibit 7.(d)

FORM OF FIRST AMENDMENT TO ETF DISTRIBUTION AGREEMENT

THIS AMENDMENT TO ETF DISTRIBUTION AGREEMENT (this “Amendment”) is effective as of ____, 2025, by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Trust and the Distributor are parties to that certain ETF Distribution Agreement dated and effective as of December 19, 2022 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.	Miscellaneous.
(a)	Except as amended hereby, the Agreement shall remain in full force and effect.
(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

QUASAR DISTRIBUTORS, LLC By: ______________________________ Teresa Cowan President	HENNESSY FUNDS TRUST By: ______________________________ Teresa M. Nilsen President

EXHIBIT A

Hennessy Sustainable ETF
Hennessy Tactical Growth and Income ETF
Hennessy Tactical Growth ETF

Exhibit A